Exhibit 99.3

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

Whiting Petroleum Corporation

1700 Lincoln Street, Suite 4700

Denver, Colorado 80203-4547

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated March 7, 2022 to the Board of Directors of Whiting Petroleum Corporation (“Whiting”), as Annex D to, and reference to such opinion letter under the headings “Summary—Opinion of Whiting’s Financial Advisor” and “The Merger—Opinion of Whiting’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Whiting and Oasis Petroleum Inc. (“Oasis”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Oasis (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

April 28, 2022